424(b)(3)
                                                               No. 33-90998-01
                          CNL INCOME FUND XVIII, LTD.


      This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 9, 1997. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

      All subscriptions are for the purchase of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII"). Offers are no longer being made nor are the General Partners accepting subscriptions for CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.

      Information as to proposed properties for which CNL XVIII has received initial commitments and as to the number and types of Properties acquired by CNL XVIII is presented as of May 12, 1997, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which CNL XVIII receives initial commitments, as well as property acquisitions that occur after May 12, 1997, will be reported in a subsequent Supplement.


                                 THE OFFERING

SUBSCRIPTION PROCEDURES

      As of May 12, 1997, CNL XVIII had received total subscription proceeds of $19,205,754 (1,920,575 Units) from 931 Limited Partners. As of May 12, 1997, CNL XVIII had invested or committed for investment approximately all such proceeds in 15 Properties and to pay Acquisition Fees and miscellaneous Acquisition Expenses. As of May 12, 1997, CNL XVIII had incurred $864,259 in Acquisition Fees to an Affiliate of the General Partners.


                                   BUSINESS

PROPERTY ACQUISITIONS

      Between May 1, 1997 and May 12, 1997, CNL XVIII acquired two Properties consisting of land and building. The Properties are a Boston Market Property (in Timonium, Maryland) and a Jack in the Box Property (in Houston, Texas). For information regarding the 13 Properties acquired by CNL XVIII prior to May 1, 1997, see the Prospectus dated May 9, 1997.

      In connection with the purchase of each of these two Properties, CNL XVIII, as lessor, entered into a long-term lease agreement with an unaffiliated lessee. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business - Description of Leases." In connection with the purchase of these Properties, which are to be constructed, the Company has entered into development and indemnification and put agreements with the lessee. The general terms of these agreements are described in the section of the Prospectus entitled "Business - Site Selection and Acquisition of Properties - Construction and Renovation."

      The following table sets forth the location of the two Properties consisting of land and building acquired by CNL XVIII from May 1, 1997 through May 12, 1997, a description of the competition, and a summary of the principal terms of the acquisition and lease of each Property.


May 15, 1997                                      Prospectus Dated May 9, 1997






                                            PROPERTY ACQUISITIONS
                                    From May 1, 1997 through May 12, 1997
                                                        Lease Expira-
Property Location and          Purchase       Date        tion and          Minimum                             Option
Competition                    Price (1)    Acquired   Renewal Options   Annual Rent (2)   Percentage Rent   To Purchase
---------------------        ------------   --------   ---------------   ---------------   ---------------   -----------

BOSTON MARKET                $749,978       05/08/97   05/2012; five     10.38% of CNL     for each lease    at any time
(the "Timonium Property")    (excluding                five-year         XVIII's total     year after the    after the
Restaurant to be             development               renewal options   cost to           fifth lease       fifth lease
renovated                    costs) (3)                                  purchase the      year, (i) 4% of   year
                                                                         property;         annual gross
The Timonium Property is                                                 increases by      sales minus
located on the northeast                                                 10% after the     (ii) the
corner of the                                                            fifth lease       minimum annual
intersection of York Road                                                year and after    rent for such
and Belfast Road, in                                                     every five        lease year
Timonium, Baltimore                                                      years
County, Maryland, in an                                                  thereafter
area of mixed retail,                                                    during the
commercial, and                                                          lease term
residential development.
Other fast-food and
family-style restaurants
located in proximity to
the Timonium Property
include a McDonald's, a
Burger King, a KFC, and
several local
restaurants.

JACK IN THE BOX              $1,290,000     05/09/97   05/2015; four     $132,225 (6);     for each lease    at any time
(the "Houston Property")     (3)(6)                    five-year         increases by 8%   year, (i) 5% of   after the
Restaurant to be                                       renewal options   after the fifth   annual gross      seventh
constructed                                                              lease year and    sales minus       lease year
                                                                         after every       (ii) the
The Houston Property is                                                  five years        minimum annual
located on the north side                                                thereafter        rent for such
of Louetta Road, west of                                                 during the        lease year (5)
State Highway 249, in                                                    lease term
Houston, Harris County,
Texas, in an area of
mixed retail, commercial,
and residential
development.  Other fast-
food and family-style
restaurants located in
proximity to the Houston
Property include a
McDonald's and a Subway
Sandwich Shop.


                                                     -2-





FOOTNOTES:

(1) The estimated federal income tax basis of the depreciable portion (the building portion) of each of the Properties acquired, and for construction Properties, once the buildings are constructed, is set forth below:

      Property                Federal Tax Basis
      --------                -----------------

      Timonium Property         $454,000
      Houston Property           622,000

(2) Minimum annual rent for each of the Properties became payable on the effective date of the lease, except as indicated below. Minimum annual rent for the Timonium Property will become due and payable on the date the tenant receives from the landlord its final funding of the construction costs. During the period commencing with the effective date of the lease to the date minimum annual rent becomes payable for the Timonium Property, as described above, interim rent equal to 10.38% per annum of the amount funded by CNL XVIII in connection with the purchase and construction of the Property shall accrue and be payable in a single lump sum at the time of final funding of the construction costs.

(3) The development agreements for the Properties which are to be constructed provide that construction must be completed no later than the dates set forth below. The maximum cost to CNL XVIII (including the purchase price of the land (if applicable), development costs (if applicable), and closing and acquisition costs) is not expected to, but may, exceed the amounts set forth below:

                                                         Estimated Final
      Property                Estimated Maximum Cost     Completion Date
      --------                ----------------------     ---------------

      Timonium Property            $1,140,100            November 4, 1997
      Houston Property              1,290,000            November 5, 1997

(4) The "Total Cost" is equal to the sum of (i) the purchase price of the Property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.

(5) Percentage rent shall be calculated on a calendar year basis (January 1 to December 31).

(6) CNL XVIII paid for all construction costs in advance at closing; therefore, minimum annual rent was determined on the date acquired and is not expected to change.


                                      -3-







PENDING INVESTMENTS

      As of May 1, 1997, CNL XVIII had initial commitments to acquire six properties, consisting of land and building. The acquisition of each of these properties is subject to the fulfillment of certain conditions, including, but not limited to, a satisfactory environmental survey and property appraisal. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by CNL XVIII. If acquired, the leases of all six of these properties are expected to be entered into on substantially the same terms described in the Prospectus in the section entitled "Business - Description of Leases."

      Set forth below are summarized terms expected to apply to the leases for each of the properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.


                                      -4-






                             Lease Term and
Property                     Renewal Options         Minimum Annual Rent        Percentage Rent       Option to Purchase
--------                     ---------------         -------------------        ---------------       ------------------

Boston Market           15 years; five five-year   10.38% of CNL XVIII's     for each lease year     at any time after
Charlotte, NC           renewal options            total cost to purchase    after the fifth lease   the fifth lease
Existing restaurant                                the property;             year, (i) 5% of         year
                                                   increases by 10% after    annual gross sales
                                                   the fifth lease year      minus (ii) the
                                                   and after every five      minimum annual rent
                                                   years thereafter          for such lease year
                                                   during the lease term

Boston Market           15 years; five five-year   10.38% of  Total Cost     for each lease year     at any time after
Reno, NV                renewal options            (1); increases by 10%     after the fifth lease   the fifth lease
Restaurant to be                                   after the fifth lease     year, (i) 4% of         year
constructed                                        year and after every      annual gross sales
                                                   five years thereafter     minus (ii) the
                                                   during the lease term     minimum annual rent
                                                                             for such lease year

Boston Market           15 years; five five-year   10.38% of  Total Cost     for each lease year     at any time after
Walker, MI              renewal options            (1); increases by 10%     after the fifth lease   the fifth lease
Restaurant to be                                   after the fifth lease     year, (i) 4% of         year
constructed                                        year and after every      annual gross sales
                                                   five years thereafter     minus (ii) the
                                                   during the lease term     minimum annual rent
                                                                             for such lease year

Golden Corral           15 years; four five-year   10.75% of Total Cost      for each lease year,    during the first
Elizabethtown, KY       renewal options            (1)                       5% of the amount by     through seventh
Restaurant to be                                                             which annual gross      lease years and the
constructed                                                                  sales exceed a to be    tenth through
                                                                             determined breakpoint   fifteenth lease
                                                                                                     years only

IHOP                    20 years; three five-      10.125% of CNL XVIII's    for each lease year,    during the eleventh
Santa Rosa, CA          year renewal options       total cost to purchase    (i) 4% of annual        lease year and at
Existing restaurant                                the property;             gross sales minus       the end of the
                                                   increases by 10% after    (ii) the minimum        initial lease term
                                                   the fifth lease year      annual rent for such
                                                   and after every five      lease year
                                                   years thereafter
                                                   during the lease term

Popeyes                 20 years; two five-year    11.75% of Total Cost      for each lease year,    at any time after
Macon, GA               renewal options            (1); increases by 10%     (i) 6% of annual        the seventh lease
Restaurant to be                                   after the fifth lease     gross sales minus       year
renovated                                          year and after every      (ii) the minimum
                                                   five years thereafter     annual rent for such
                                                   during the lease term     lease year


                                                     -5-







FOOTNOTES:

(1) The "Total Cost" is equal to the sum of (i) the purchase price of the property, (ii) closing costs, and (iii) actual development costs incurred under the development agreement.



                                      -6-






               STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                          CNL INCOME FUND XVIII, LTD.
            PROPERTIES ACQUIRED FROM INCEPTION THROUGH MAY 12, 1997
        FOR THE PERIOD OCTOBER 12, 1996 (THE DATE OPERATIONS COMMENCED)
                     THROUGH DECEMBER 31, 1996 (UNAUDITED)


      The following statement presents unaudited estimated taxable operating results of each Property acquired by CNL XVIII from inception through May 12, 1997. The statement presents estimated taxable operating results for each Property that was operational as if the Property had been acquired and operational on October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The statement should be read in light of the accompanying footnotes.

      These estimates do not purport to present actual or expected operations of CNL XVIII for any period in the future. These estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith. No single lessee or group of affiliated lessees lease Properties with an aggregate purchase price in excess of 20% of the expected total net offering proceeds of CNL XVIII.

                                       Burger King    Golden Corral      Jack in the Box    Jack in the Box
                                       Kinston, NC  Houston #1, TX (7)  Echo Park, CA (6)  Henderson, NV (6)
                                       -----------  ------------------  -----------------  -----------------

Estimated Taxable Operating Results:

Base Rent (1)                           $ 19,862            (5)                 (5)                (5)

Management Fees (2)                         (199)           (5)                 (5)                (5)

General and Administrative
  Expenses (3)                              (993)           (5)                 (5)                (5)
                                        --------

Estimated Cash Available from
  Operations                              18,670            (5)                 (5)                (5)

Depreciation Expense (4)                  (3,660)           (5)                 (5)                (5)
                                        --------

Estimated Taxable Operating Results     $ 15,010            (5)                 (5)                (5)
                                        ========


                                                See Footnotes

                                                     -7-






                                        Jack in the Box      Golden Corral    Boston Market  Black-eyed Pea
                                      Centerville, TX (6)  Galveston, TX (7)   Raleigh, NC    Atlanta, GA
                                      -------------------  -----------------  -------------  --------------

Estimated Taxable Operating Results:

Base Rent (1)                                  (5)                 (5)           $ 27,144       $ 15,358

Management Fees (2)                            (5)                 (5)               (271)          (154)

General and Administrative
  Expenses (3)                                 (5)                 (5)             (1,357)          (768)
                                                                                 --------       --------

Estimated Cash Available from
  Operations                                   (5)                 (5)             25,516         14,436

Depreciation Expense (4)                       (5)                 (5)             (2,672)        (3,596)
                                                                                 --------       --------

Estimated Taxable Operating Results            (5)                 (5)           $ 22,844       $ 10,840
                                                                                 ========       ========


                                                See Footnotes

                                                     -8-








                                            Golden Corral   Boston Market    On The Border   Boston Market
                                              Stow, OH     San Antonio, TX  San Antonio, TX  Minnetonka, MN
                                            -------------  ---------------  ---------------  --------------

Estimated Taxable Operating Results:

Base Rent (1)                                  $ 42,009            (5)              (5)             (5)

Management Fees (2)                                (420)           (5)              (5)             (5)

General and Administrative Expenses (3)          (2,100)           (5)              (5)             (5)
                                               --------

Estimated Cash Available from Operations         39,489            (5)              (5)             (5)

Depreciation Expense (4)                         (7,047)           (5)              (5)             (5)
                                               --------

Estimate Taxable Operating Results             $ 32,442            (5)              (5)             (5)
                                               ========


                                                See Footnotes

                                                     -9-






                                       Wendy's      Boston Market    Jack in the Box
                                      Sparta, TN    Timonium, MD    Houston #2, TX (6)     Total
                                      ----------    -------------   ------------------   ---------

Estimated Taxable Operating Results:

Base Rent (1)                              (5)            (5)               (5)          $104,373

Management Fees (2)                        (5)            (5)               (5)            (1,044)

General and Administrative
  Expenses (3)                             (5)            (5)               (5)            (5,218)
                                                                                         --------

Estimated Cash Available from
  Operations                               (5)            (5)               (5)            98,111

Depreciation Expense (4)                   (5)            (5)               (5)           (16,975)
                                                                                         --------

Estimate Taxable Operating Results         (5)            (5)               (5)          $ 81,136
                                                                                         ========

FOOTNOTES:

(1) Represents rental income from leases for four of the 15 Properties acquired from inception through May 12, 1997, which were operational at the time acquired by CNL XVIII, for the period commencing October 12, 1996 (the date CNL XVIII commenced operations) through December 31, 1996. The eleven Properties acquired by CNL XVIII that are under construction are not presented due to the fact that they were not operational for the period presented.

(2) The Properties are managed pursuant to a management agreement between CNL XVIII and an Affiliate of the General Partners, pursuant to which the Affiliate receives an annual management fee in an amount equal to one percent of the gross revenues that CNL XVIII earns from its Properties. See "Management Compensation."

(3) Estimated at five percent of gross rental income based on the previous experience of Affiliates of the General Partners with 17 public limited partnerships which own properties similar to that owned by CNL XVIII.

(4) The estimated federal tax basis of the depreciable portion (the building portion) of the Properties has been depreciated on the straight-line method over 40 years.


                                     -10-








(5) This Property is under construction and therefore was not operational for the period presented. The development agreements for the Properties which are to be constructed, provide that construction must be completed no later than the dates set forth below:

      Property                   Estimated Final Completion Date
      --------                   -------------------------------

      Houston #1 Property        June 25, 1997
      Echo Park Property         July 6, 1997
      Henderson Property         July 6, 1997
      Centerville Property       July 7, 1997
      Galveston Property         July 21, 1997
      San Antonio #1 Property    October 13, 1997
      San Antonio #2 Property    October 14, 1997
      Minnetonka Property        October 26, 1997
      Sparta Property            August 28, 1997
      Timonium Property          November 4, 1997
      Houston #2 Property        November 5, 1997

(6) The lessee of the Echo Park, Henderson, Centerville and Houston #2 Properties is the same unaffiliated lessee.

(7) The lessee of the Houston #1 and Galveston Properties is the same unaffiliated lessee.



                                     -11-